Exhibit 99.1

October 31, 2013	Contact: James Gasior
President and CEO

Press Release: Cortland Bancorp Reports Earnings

CORTLAND BANCORP (the “Company,” OTCQB: CLDB) today reported net income of $617,000, or $.14 per share for the quarter ending September 30, 2013 compared to net income of $1.3 million for the same three month period a year ago, or $.28 per share. Year-to-date net income for the nine months ended September 30, 2013 was $2.2 million or $.50 per share versus $3.4 million, or $.75 per share for the same period in 2012.

Of significance in comparing the results, Mortgage Banking revenues were $109,000 in the current quarter versus $1 million in the same period a year ago. The driver of mortgage banking revenues is mortgage application volume, and mortgage application volume declined to $42.7 million in the third quarter, 2013 compared to $123.9 million for the similar period in 2012.

President and Chief Executive Officer James Gasior stated, “The increase in mortgage interest rates that occurred in the third quarter had a dramatic effect on mortgage volume.” As recent as the first and second quarters this year, mortgage banking revenues were $688,000 and $638,000, respectively, on application volume of $82.9 million and $94.2 million. Gasior continued, “In response to this sudden drop in volume and revenues, the Company significantly curtailed its residential mortgage operations as of September 13th by exiting the wholesale arena and limiting residential mortgage lending operations to the retail banking footprint.” While mortgage banking remains an important component of both the customer and shareholder value initiative, the extraordinary mortgage lending opportunities of prior years are not expected to return. Third quarter expenses include $249,000 in costs to exit, including severance and facility-related write-offs. “By rightsizing the residential mortgage lending operation, the remaining infrastructure is now commensurate with the expected in-market volume.”

Exclusive of mortgage banking results the core bank, as measured by net interest income, performed consistently with prior periods. The Company has been following a strategy of increasing earning assets in the loan portfolio while deploying cash, other earning assets and cash flows from the investment securities intended to achieve a relatively level earnings stream. Total loans at September 30, 2013 were $314.9 million as compared to $293.2 million a year ago, a 7.4% increase. This strategy has enabled the Company to effectively offset the impact of lower short-term interest rates with moderate loan growth, resulting in interest and fees on loans of $4.0 million for the quarter. This remains unchanged between the September 30, 2013 and 2012 quarters. Mr. Gasior noted, “The Company’s consistent philosophy throughout this extended low rate environment has helped maintain the core earnings. This focus will also maximize preparedness for the interest rate movements relative to the Federal Reserve’s tapering of its quantitative easing.”

Relative to the operating results, highlights of operations are as follows:

Net Interest Income

Net interest income of $4.1 million, which provides the core earnings base for the Company, remained relatively unchanged from the same quarter a year ago, despite the decline in net interest margin from 3.51% to 3.42%. The 7.4% loan growth provided the impetus to achieve this consistency in net interest income.

Asset Quality

Despite less than favorable economic conditions over the past several years, the Company has been able to grow its loan portfolio without experiencing any substantive deterioration in credit quality. Nonaccrual loans declined to $2.3 million at September 30, 2013 or .72% of loans, versus $3.0 million or .94% of loans at December 31, 2012 and the Company’s allowance for loan losses now covers 173% of nonaccrual loans at September 30, 2013 compared to 129% at December 31, 2012. Net loan charge-offs were $352,000 in the third quarter of 2013 or .46% of total average loans versus a net charge off rate of .03% for the third quarter of 2012. The allowance for loan loss to total loans ratio was 1.25% at September 30, 2013 versus 1.23% a year ago.

Mr. Gasior noted, “With the fragile state of today’s economy, it is prudent to address the potential for losses based upon the possibility of conditions worsening. The Company proactively continues to set aside reserves for future losses, both in the allowance for loan losses and capital.”

Non-Interest Income

Non-interest income, excluding the previously noted mortgage banking revenues, in the third quarter increased by $479,000 over the same period last year, and by $572,000 on a nine month year-to-date basis, led primarily by securities gains. Consistent with the balance sheet strategy, the Company periodically reviews its investment portfolio to clean up odd-lot securities and to reduce interest rate risk. Recent government programs, such as HARP, promote prepayment activities in mortgage backed securities, thus cutting short the intended investment performance. Proactively removing the securities with higher prepayment risk allows the Company to reinvest into securities that produce consistent cash flows.

As a revenue diversification initiative, the Company continues to expand wealth management efforts. Two advisors now sell non-deposit investment products to customers in the bank’s branch network through a third party provider. As assets under management grow, fee income paid by the third party provider of non-deposit investment products will enhance non-interest income revenue.

Operating Expenses

Non-interest expenses increased $661,000 in the third quarter 2013 versus 2012, reflecting the additional personnel and other expenses to operate the mortgage banking operation prior to its curtailment. Also included therein is the $249,000 in costs to curtail the mortgage operation as previously noted.

Included in non-interest expenses for the nine months ended September 30, 2012 is the one-time investment of $444,000 in a Historic Tax Credit partnership which generated $634,000 in tax credits. The Company reported no tax credit through the nine month period ended September 30, 2013.

Capital and Dividends

With capital as the ultimate cushion to absorb any unforeseen negative consequences of the struggling economy, capital levels for banks across the industry have been under the watchful eye of bank regulators. The Company continues to remain well capitalized under all regulatory measures. The Company’s regulatory capital ratios exceed the statutory well-capitalized thresholds by a more than ample margin. In the current regulatory environment, regulatory oversight bodies expect banks to maintain ratios above the statutory levels as a margin of safety. The calculated ratios are as follows for the quarter ended September 30, 2013: a Tier 1 leverage ratio of 10.58% (compared to a “well-capitalized” threshold of 5.0%); a Tier 1 risk-based capital ratio of 13.58% (compared to a “well-capitalized” threshold of 6.00%); and a total risk-based capital ratio of 14.55% (compared to a “well-capitalized” threshold of 10.00%).

The Company’s total risk-based capital is $19 million in excess of the 10% well-capitalized threshold.

In October 2012 the Company announced the reinstatement of a cash dividend reflecting the growing confidence supported by strong core earnings, increasing loan production, and restored capital levels. A dividend of $.03 per share was paid to shareholders of record on August 12, 2013, for a total of $.09 for the three quarters to date.

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in Northeastern Ohio.

For additional information about Cortland Banks visit http://www.cortland-banks.com.

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
SUMMARY OF OPERATIONS
Total interest income	$4,948	$5,136	$14,931	$15,668
Total interest expense	(843)	(1,012)	(2,612)	(3,103)

Net interest income (NII)	4,105	4,124	12,319	12,565
Provision for loan losses	(150)	(300)	(500)	(900)

NII after loss provision	3,955	3,824	11,819	11,665
Investment security gains (losses) net of impairment losses	386	25	538	(111)
Total non-interest income (excluding investment losses or gains)	897	1,687	3,467	3,546
Total non-interest expense	(4,509)	(3,848)	(13,027)	(11,406)

Income before tax	729	1,688	2,797	3,694
Income tax expense	112	422	551	317

Net income	$617	$1,266	$2,246	$3,377

PER COMMON SHARE DATA
Net income, both basic and diluted	$0.14	$0.28	$0.50	$0.75
Book value	10.85	11.17	10.85	11.17
BALANCE SHEET DATA
Assets	$536,577	$554,508	$536,577	$554,508
Investments	150,943	175,024	150,943	175,024
Trading securities	7,159	—	7,159	—
Loans	314,927	293,194	314,927	293,194
Loans held for sale	5,939	15,999	5,939	15,999
Deposits	427,471	438,857	427,471	438,857
Borrowings	47,522	41,737	47,522	41,737
Subordinated debt	5,155	5,155	5,155	5,155
Shareholders’ equity	49,145	50,560	49,145	50,560
AVERAGE BALANCE SHEET DATA
Average assets	$532,905	$526,744	$544,300	$516,842
Average loans	304,350	289,792	303,796	283,353
Average loans held for sale	10,276	17,195	15,325	10,582
Average deposits	428,817	419,482	438,591	414,487
Average equity	48,326	49,089	49,424	48,043
ASSET QUALITY RATIOS
Loan charge-offs	(448)	(70)	(655)	(452)
Recoveries on loans	96	49	273	111

Net charge-offs	(352)	(21)	(382)	(341)

Net charge-offs as a percent of total average loans	0.46%	0.03%	0.17%	0.16%
Loans 30 days or more beyond their contractual due date or in non accrual status as a percent of total loans	0.99%	1.56%	0.99%	1.56%
Loan loss reserve as a percent of total loans	1.25	1.23	1.25	1.23
Non-accrual loans as a percent of total loans	0.72	1.28	0.72	1.28
FINANCIAL RATIOS
Return on average equity	5.11%	10.32%	6.06%	9.37%
Return on average assets	0.46	0.96	0.55	0.87
Effective tax rate	15.36	25.00	19.70	8.58
Net interest margin	3.42	3.51	3.34	3.62
Efficiency ratio	86.78	64.07	79.81	68.35
CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	14.55%	14.64%	14.55%	14.64%
Tier 1 capital to risk-weighted assets	13.58	13.72	13.58	13.72
Tier 1 capital to average assets	10.58	10.46	10.38	10.66